Exhibit 2.1

PROTOCOL OF MERGER DATED DECEMBER 4, 2005

PROTOCOL OF MERGER OF SHARES AND MERGER OF COMPANIES AND

INSTRUMENT OF JUSTIFICATION

AMONG

TELESP CELULAR PARTICIPAÇÕES S.A.

AND

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CELULAR CRT PARTICIPAÇÕES S.A.

In this private deed, the parties described below, through their corresponding managers, hereby enter into this Protocol of Merger of Shares and Merger of Companies and Instrument of Justification, in accordance with articles 252, 224 and 225 of Law No. 6,404, dated December 15, 1976, and CVM Instruction No. 319, dated December 3, 1999.

(a) TELESP CELULAR PARTICIPAÇÕES S.A., with its head office located at Avenida Roque Petroni Junior, 1464, 6th floor, lado B – parte, Morumbi, in the city of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayers’ List (CNPJ/MF) under No. 02.558.074/0001-73, herein represented by its Chief Executive Officer, Mr. Roberto Oliveira de Lima, Brazilian citizen, married, business administrator, bearer of the identity card No. 4.455.053-4, SSP/SP, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 860.196.518-00, resident and domiciled in the city of São Paulo, State of São Paulo, with business address at Av. Roque Petroni Júnior 1464, 6th floor, lado A, Morumbi, and by the Vice President of Techonology and Networks, Mr. Javier Rodríguez García, Spanish citizen, married, bearer of the RNE V283375-2, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 055.017.127-41, resident and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro, with business address at Praia de Botafogo 501, 7th floor, Torre Corcovado (“TCP” or “Merging Company”);

and, on the other side,

(b) TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A., with its head office located at SQS QD 02 Bloco C – Ed. Telebrasília Celular, in the city of Brasília, Distrito Federal, enrolled with the Corporate Taxpayers’ List (CNPJ/MF) under No. 02.558.132/0001-69, herein represented by its Vice Executive President of Finance, Planning and Control, Mr. Paulo Cesar Pereira Teixeira, Brazilian citizen, married, engineer, bearer of the identity card No. 301.540.175-9, SSP/RS, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 284.875.750-72, resident and domiciled in the city of Rio de Janeiro, State of

Rio de Janeiro and with business address at Praia de Botafogo, 501, 7th floor, Torre Corcovado and by the Vice Executive President of Marketing and Innovation, Mr. Luis Filipe Saraiva Castel-Branco de Avelar, Portuguese citizen, married, engineer, bearer of the RNE V224096-0, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 217.046.958-30, resident and domiciled in the city of São Paulo, State of São Paulo and with business address at Av. Roque Petroni Junior, 1464, 6th floor, Morumbi (“TCOPart”);

(c) TELE SUDESTE CELULAR PARTICIPAÇÕES S.A., with its head office located at Praia de Botafogo, 501, 7th floor, Torre Corcovado, Sala das Bandeiras, Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Corporate Taxpayers’ List (CNPJ/MF) under No. 02.558.129/0001-45, herein represented by its Vice Executive President of Finance, Planning and Control, Mr. Paulo Cesar Pereira Teixeira, Brazilian citizen, married, engineer, bearer of the identity card No. 301.540.175-9, SSP/RS, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 284.875.750-72, resident and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro and with business address at Praia de Botafogo, 501, 7th floor, Torre Corcovado and by the Vice Executive President of Marketing and Innovation, Mr. Luis Filipe Saraiva Castel-Branco de Avelar, Portuguese citizen, married, engineer, bearer of the RNE V224096-0, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 217.046.958-30, resident and domiciled in the city of São Paulo, State of São Paulo and with business address at Av. Roque Petroni Junior, 1464, 6th floor, Morumbi (“TSD”);

(d) TELE LESTE CELULAR PARTICIPAÇÕES S.A., with its head office located at Avenida Roque Petroni Junior, 1464, Morumbi, in the city of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayers’ List (CNPJ/MF) under No. 02.558.144/0001-93, herein represented by its Vice Executive President of Finance, Planning and Control, Mr. Paulo Cesar Pereira Teixeira, Brazilian citizen, married, engineer, bearer of the identity card No. 301.540.175-9, SSP/RS, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 284.875.750-72, resident and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro and with business address at Praia de Botafogo, 501, 7th floor, Torre Corcovado and by the Vice Executive President of Marketing and Innovation, Mr. Luis Filipe Saraiva Castel-Branco de Avelar, Portuguese citizen, married, engineer, bearer of the RNE V224096-0, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 217.046.958-30, resident and domiciled in the city of São Paulo, State of São Paulo and with business address at Av. Roque Petroni Junior, 1464, 6th floor, Morumbi (“TLE”); and

(e) CELULAR CRT PARTICIPAÇÕES S.A., with its head office located at Avenida José Bonifácio, No. 245, in the capital city of the State of Rio Grande do Sul, enrolled with the Corporate Taxpayers’ List (CNPJ/MF) under No. 03.010.016/0001-73, herein represented by its Vice Executive President of Finance, Planning and Control, Mr. Paulo Cesar Pereira Teixeira, Brazilian citizen, married, engineer, bearer of the identity card No. 301.540.175-9, SSP/RS, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 284.875.750-72, resident and domiciled in the city of Rio de Janeiro, State of Rio de Janeiro and with business address at Praia de Botafogo, 501, 7th floor, Torre Corcovado and by the Vice Executive President of Marketing and Innovation, Mr. Luis Filipe Saraiva Castel-Branco de Avelar, Portuguese citizen, married, engineer, bearer of the RNE V224096-0, enrolled with the Individual Taxpayers’ List (CPF/MF) under No. 217.046.958-30, resident and domiciled in the city of São Paulo, State of São Paulo and with business address at Av. Roque Petroni Junior, 1464, 6th floor, Morumbi (“CRTPart”).

1.	JUSTIFICATION

WHEREAS, TCP, TCO, TSD, TLE and CRTPart (“Holdings”) are publicly-traded corporations, with their shares traded on BOVESPA, and, except for CRTPart, with shares also traded on the New York Stock Exchange (NYSE), and they control companies that provide telecommunications services, most importantly the mobile telephone service (SMP), in Regions I (operating in areas 3 and 9), II (operating in area 6) and III (operating in areas 1 and 2) of the General Authorizations Plan of MTS (Anatel Ruling 321/02);

WHEREAS, TCP holds 90.59% of the common shares and 32.76% of the preferred shares issued by TCO and its main corporate purpose is to hold equity interests;

WHEREAS, TCO, in addition to holding 100% of the shares representing the capital stock of the operating companies Telegoiás Celular S.A., Telemat Celular S.A., Telems Celular S.A., Teleron Celular S.A., Teleacre Celular S.A., Norte Brasil Telecom S.A. and TCO IP S.A., which operate in areas 7 and 8 of Regions I and II of the General Authorizations Plan, it is also an operator of telecommunications services itself, most importantly SMP in part of area 7 of the Region II of the General Authorization Plan;

WHEREAS, except for TCO, the main corporate purpose of all the other Holdings is to hold equity interests in operating companies that they control and, whereas, TCP may, thus, carry out the activities currently developed by the other Holdings (except for TCO);

WHEREAS, the maintenance of several companies that have the same purpose and distinct organizational structure increases managing and operational costs;

The parties understand that the simplification of the corporate structure of the group, by means of a corporate restructuring, consisting of the merger into TCP of the entirety of the shares issued by TCO and of the merger of the companies TSD, TLE and CRTPart into TCP (“Corporate Restructuring”), shall reduce the current organizational structure, decreasing costs and increasing value for the shareholders, allowing them to hold equity interest of a company with greater liquidity in the Brazilian and international stock exchanges, as well as facilitating the unification, standardization and rationalization of the general management of the business carried out by the involved companies and the elimination of the costs arising from the maintenance of the trading of the shares of the companies as different entities on the BOVESPA and NYSE.

2.	CAPITAL STOCK OF THE MERGING COMPANY AND MERGED COMPANIES

2.1.	Capital Stock of TCP: The subscribed and paid-in capital stock of TCP amounts to R$6,670,152,498.26 (six billion, six hundred and seventy million, one hundred and fifty-two thousand, four hundred and ninety-eight reais and twenty-six cents), divided into 662,324,342 (six hundred and sixty-two million, three hundred and twenty-four thousand, three hundred and forty-two) shares, of which 250,457,704 (two hundred and fifty million, four hundred and fifty-seven thousand, seven hundred and four) are common shares and 411,866,638 (four hundred and eleven million, eight hundred and sixty-six thousand, six hundred and thirty-eight) are preferred shares, all of them are book-entry shares with no par value.

2.2.	Capital Stock of TCO: The subscribed and paid-in capital stock of TCO amounts to R$1,021,737,129.03 (one billion, twenty-one million, seven hundred and thirty-seven thousand, one hundred and twenty-nine reais and three cents), divided into 130,068,158 (one hundred and thirty million, sixty-eight thousand, one hundred and fifty-eight) shares, of which 44,332,722 (forty-four million, three hundred and thirty-two thousand, seven hundred and twenty-two) are common shares and 85,735,436 (eighty-five million, seven hundred and thirty-five thousand, four hundred and thirty-six) are preferred shares, all of them are book-entry shares with no par value.

2.3.	Capital Stock of TSD: The subscribed and paid-up capital stock of TSD amounts to R$927,944,994.12 (nine hundred and twenty-seven million, nine hundred and forty-four thousand, nine hundred and ninety-four reais and twelve cents), divided into 91,831,224 (ninety-one million, eight hundred and thirty-one thousand, two hundred and twenty-four) shares, of which 39,916,217 (thirty-nine million, nine hundred and sixteen thousand, two hundred and seventeen) are common shares and 51,915,007 (fifty-one million, nine hundred and fifteen thousand and seven) are preferred shares, all of them are book-entry shares with no par value.

2.4.	Capital Stock of TLE: The capital stock of TLE amounts to R$306,830,239.55 (three hundred and six million, eight hundred and thirty thousand, two hundred and thirty-nine reais and fifty-five cents), divided into 9,644,278 (nine million, six hundred and forty-four thousand, two hundred and seventy-eight) shares, of which 3,376,560 (three million, three hundred and seventy-six, five hundred and sixty) are common shares and 6,267,718 (six million, two hundred sixty-seven thousand, seven hundred eighteen) are preferred shares, all of them are book-entry shares with no par value.

2.5.	Capital Stock of CRTPart: The capital stock of CRTPart amounts to R$327,522,450.29 (three hundred and twenty-seven million, five hundred and twenty-two thousand, four hundred and fifty reais and twenty-nine cents), divided into 33,280,844 (thirty-three million, two hundred and eighty thousand, eight hundred and forty-four) shares, of which 14,439,063 (fourteen million, four hundred and thirty-nine, sixty-three) are common shares and 18,841,781 (eighteen million, eight hundred and forty-one thousand, seven hundred and eighty-one) are preferred shares, all of them are book-entry shares with no par value.

3.	SHARES AND COMPANIES TO BE MERGED

3.1.	Merger of Shares: In view of the merger into TCP of all the shares issued by TCO, held by its non-controlling shareholders, TCO shall be converted into a wholly-owned subsidiary of TCP and the shares or possible fractions of shares of TCP, to which the shareholders of TCO are entitled to, shall be attributed to them, in accordance with the substitution ratio set forth in item 4.3 of this Protocol.

3.2.	Merger of Companies: In view of the merger of the shareholders’ equity of TSD, TLE and CRTPart in their entirety into TCP, the shares held by the shareholders of the merged companies shall be cancelled and, in replacement of their shareholders’ rights that shall be extinguished, the shares or possible fractions of shares, to which the shareholders of TCP are entitled to, shall be attributed to them, in accordance with the substitution ratio set forth in item 4.3 of this Protocol.

3.3	The shares issued by TCO that shall be merged, as well as the shareholders’ equity of TSD, TLE and CRTPart, were valued taking into consideration their corresponding book value, as of September 30, 2005, in accordance with the accounting practices set forth by the Brazilian corporate law. The statutory book value laudo of the shares issued by TCO that shall be merged into TCP, in accordance with the provisions set forth by the first paragraph of article 252, of Law No. 6,404, dated December 15, 1976, as well as the statutory book value laudo of the corresponding shareholders’ equity of TSD, TLE and CRTPart, pursuant to article 227 of said law, were prepared by the independent auditor Deloitte Touche Tohmatsu Auditores Independentes, ad referendum of the shareholders of the companies that are part of this Protocol.

3.4	The changes to the shareholders’ equity of the Companies, which occur between the base date of the valuation report of their book-entry value and the date of the shareholders’ meeting that approves the Corporate Restructuring, shall be absorbed by TCP and accounted for as a capital reserve (if positive) or as a profits reserve (if negative), except for the profits that are recorded by such companies between the date of the Base Balance Sheet and the end of the fiscal year of 2005 (if any), which shall be kept on the books of each company and dividends based thereon declared to their shareholders before the consummation of the merger with the holding of the general shareholders’ meetings.

4.	CAPITAL INCREASE OF THE MERGING COMPANY, EXCHANGE RATIO, VOTING AND EQUITY RIGHTS.

4.1	Capital increase of TCP as a result of the Corporate Restructuring: As a result of the merger of the shares issued by TCO and of the merger of TSD, TLE and CRTPart as mentioned above and, based on the corresponding equity book-values of the shares issued by TCO and of the shareholders’ equity of TSD, TLE and CRTPart on September 30, 2005, TCP shall have its capital sock increased by the amount of R$2,631,136,636.01 (two bilion, six hundred and thirty-one million, one hundred and thirty-six thousand and six hundred and thirty-six reais and one cent of real) and, thereafter, shall have its capital stock amounting to R$9,301,289,134.27 (nine bilion, three hundred and one million, two hundred and eighty-nine thousand, and one hundred and thirty-four reais and twenty-seven cents of real).

4.2	Criteria for Determining the Exchange Ratio and the Valuation: The exchange ratio of the shares issued by TCO to be merged, and the exchange ratio of the shares issued by TSD, TLE and CRTPart, to be cancelled and extinguished in view of the merger, for new shares to be issued by TCP and to be attributed to the shareholders of TCO (non-controlling), TSD, TLE and CRTPart, were determined based on the corresponding economic values of the companies that are parties to this Protocol, assessed by the specialized company Goldman Sachs & Companhia, based on the methodology of discounted cash flow, considering as the base date, September 30, 2005. The valuation report prepared by Goldman Sachs & Companhia, ad referendum of the shareholders of the companies involved, confirms that equitable treatment is being given to such companies. The hired specialized companies, pursuant to items 3.3 above, this item 4.2 and item 4.6, are independent companies with regard to the companies that are part of the Corporate Restructuring, in accordance with the independent auditing rules set forth by the Brazilian Regional Accounting Council.

4.3	Exchange Ratio: The non-controlling shareholders of TCO and the shareholders of TSD, TLE and CRTPart shall receive, in exchange for the shares issued by the corresponding companies held by them and that shall be merged (in case of TCO) or extinguished (in case of TSD, TLE and CRTPart), new shares issued by TCP, of the same kind of shares that they hold in the capital stock of TCO, TSD, TLE and CRTPart, in accordance with the criterion set forth in item 4.2 above. The chart below presents the exchange ratio of the shares currently held by the shareholders of TCO, TSD, TLE and CRTPart for new shares to be issued by TCP, pursuant to the criteria referred to herein, as set forth by the Companies. The shareholders of the companies whose shares were merged or extinguished, as the case may be, and that, on account of the exchange ratio, are entitled to fractions of shares, shall be paid, on a pro rata basis as for the fractions of each one, the net value at market prices of the grouped fractions, determined in an auction (or auctions, as the case may be), to be held at the Bolsa de Valores de São Paulo – Bovespa. Said payment to the shareholders shall be carried out within five (05) business days, counted from the date of the last auction.

SHARES
TCO New shares of TCP issued in substitution for each merged share of the same kind of TCO	3.0830

TSD New shares of TCP issued in substitution for each extinguished share of the same kind of TCO	3.2879

TLE New shares of TCP issued in substitution for each extinguished share of the same kind of TLE	3.8998

CRTPart New shares of TCP issued in substitution for each extinguished share of the same kind of CRTPart	7.0294

4.4	Rights of the New Shares:

4.4.1 Voting Rights. The new shares of TCP to be issued on account of the Corporate Restructuring and distributed to the shareholders of TCO, TSD, TLE and CRTPart, shall be entitled to the same rights of the outstanding common and preferred shares of TCP, including, with regard to the preferred shares, the full right to vote as long as dividends to which the outstanding preferred shares of TCP are entitled are not paid.

4.4.2 Economic Rights. As for the dividends, the shares issued by TCP to be distributed to the shareholders of TCO, TSD, TLE and CRTPart, shall be entitled to full dividends of TCP, relating to the fiscal years in which TCP obtains profits that can be subject to distribution. The rights of the shareholders of TCO, TSD, TLE and CRTPart shall remain unchanged with regard to the interest on shareholders equity and dividends relating to the fiscal year of 2004, as decided at the respective ordinary shareholders meetings of said Companies. Furthermore, the shareholders of TCO, TSD, TLE and CRTPart, for those companies that have profits to distribute, will be assured the receipt of, at least, the mandatory dividends set forth in the respective bylaws with respect to the fiscal year of 2005, by means of a declaration of interim dividends and/or interest on shareholders’ equity, which shall be resolved by the meeting of the Board of Directors that resolves about the Corporate Restructuring, whose values were assessed for the account of existing profits in the duly audited Balance Sheet of September 30, 2005. Such values also consider the estimate of the profits of the companies until December 31, 2005 that shall be attributed to the minimum mandatory dividends to be decided at the general shareholders’ meetings that approve the accounts of the current fiscal year.

4.5	Shares of the Merging Company: Based on the criterion used to set forth the exchange ratios referred to above, TCP shall issue 258,768,433 (two hundred and fifty-eight million, seven hundred and sixty-eight thousand, four hundred and thirty-three) new common shares and 505,319,442 (five hundred and five million, three hundred and nineteen thousand, four hundred and forty-two) new preferred shares. Therefore, the capital stock of TCP, immediately after the transaction, shall consist of a total of 509,226,137 (five hundred and nine million, two hundred and twenty-six thousand, one hundred and thirty-seven) issued common shares and 917,186,080 (nine hundred and seventeen million, one hundred and eighty-six thousand and eighty) issued preferred shares.

4.6	Appraisal of the shareholders’ equity, at market prices, for the purposes of complying with article 264 of Law 6,404/76: In compliance with the provisions set forth by article 264 of Law 6,404/76 and solely for the purposes of comparing the exchange ratios resulting from the adoption of the economic value criterion under the terms of item 4.2 above, with the exchange ratios resulting from the criterion of shareholders’ equity at market prices, TCP and TCO, TSD, TLE and CRTPart had their respective shareholders’ equity valued, also according to the same criteria and on a base date of September 30, 2005, at market prices, by the company Planconsult Planejamento e Consultoria. According to said criteria, the exchange ratio of the shares issued by TCO, TSD, TLE and CRTPart for shares issued by TCP should be as follows: (i) each common share and each preferred share of TCO would be replaced for 3.5844 shares of the same kind, issued by TCP; (ii) each common share and each preferred share of TSD would be replaced for 4.2863 shares of the respective kind, issued by TCP; (iii) each common share and each preferred share of TLE would be replaced for 4.8744 shares of the respective kind, issued by TCP; and (iv) each common share and each preferred share of CRTPart would be replaced for 6.7258 shares of the respective kind, issued by TCP.

5.	FURTHER CONDITIONS APPLICABLE TO THE MERGER.

5.1	Corporate Acts: Extraordinary Shareholders’ Meetings of TCP and of TCO, TSD, TLE and CRTPart shall be held in order to discuss and resolve about the Corporate Restructuring presented in this Protocol, including, without limitation, the capital increase of TCP to be subscribed and paid in as a result of the merger of all the shares issued by TCO and the conversion of such company into a wholly-owned subsidiary and of the merger of the shareholders’ equity of TSD, TLE and CRTPart, with the consequent extinguishment of these companies.

5.2	Equitable Treatment: Goldman Sachs & Companhia carried out the analysis of the Corporate Restructuring transaction, subject to this Protocol, and, according to the provisions of article 30 of the Bylaws of TCP, TCO, TSD and TLE, confirmed, on the terms set forth in the valuation report prepared by it, that equitable treatment is being given to all the companies involved in the Corporate Restructuring.

5.3	Appraisal Rights: The common and preferred shareholders of TCP that dissent from the merger of shares of TCO and the common shareholders of TCO, TSD, TLE and CRTPart that disagree with the merger of such companies into TCP, as well as the preferred shareholders of TSD that disagree with the resolution related to the merger of such company into TCP, shall have the right to withdraw from the respective companies, by means of the reimbursement of the shares proven to be held by said shareholders as of the date of communication of the Relevant Fact that discloses the terms and conditions applicable to the Corporate Restructuring.

5.3.1	The reimbursement value for the common and preferred shareholders of TCP that disagree with the merger transaction of the shares issued by TCO, calculated by the value of the shareholders’ equity of the company presented on the base balance sheet of TCP drawn up on September 30, 2005, amounts to R$6.52 (six reais and fifty-two cents) per share.

5.3.2	The reimbursement value for the common shareholders of CRTPart that disagree with the Corporate Restructuring, calculated by the value of the shareholders’ equity of such company presented on its balance sheets drawn up on September 30, 2005, amounts to R$37.50 (thirty-seven reais and fifty cents) per share.

The preferred shareholders of CRTPart shall not have the right to withdraw, since such shares present liquidity and dispersion in the market, pursuant to article 137, II, items a and b, of Law No. 6,404/76.

5.3.3	Pursuant to the provisions set forth by article 264, third paragraph, of Law No. 6,404/76, the non-controlling common shareholders of TCO, TSD and TLE and the preferred shareholders of TSD that disagree with the Corporate Restructuring, may choose, within the term for the exercise of the right to withdraw, between the reimbursement value based on the shareholders’ equity of the respective companies or the value based on their respective shareholders’ equity valued at market prices. The preferred shareholders of TCO and TLE shall not have the right to withdraw, since such shares present liquidity and dispersion in the market, pursuant to article 137, II, items a and b, of Law No. 6,404/76.

For the purposes of the provisions set forth in item 5.3.3 above, we hereby inform that (i) the reimbursement values of the shares issued by TCO, TSD and TLE, based on the respective shareholders’ equity of such companies, presented on the balance sheets dated as of September 30, 2005, are the following: (a) TCO: R$21.80 (twenty-one reais and eighty cents) per share; (b) TSD: R$22.31 (twenty-two reais and thirty-one cents) per share; and (c) TLE: R$33.18 (thirty-three reais and eighteen cents) per share; and that (ii) the reimbursement values of the shares issued by TCO, TSD and TLE, based on the respective shareholders’ equity at market prices of such companies, based on the balance sheets of such companies dated as of September 30, 2005, are the following: a) TCO: R$18.38 (eighteen reais and thirty-eight cents) per share; (b) TSD: R$21.97 (twenty-one reais and ninety-seven cents) per share; and (c) TLE: R$24.99 (twenty-four reais and ninety-nine cents) per share.

5.4	Merger of the Goodwill Special Reserve from Prior Restructurings.

5.4.1	TCO. Pursuant to the Protocol of Merger of Shares and Instrument of Justification entered into on June 14, 2004, by TCO and the operating companies controlled by it (Telegoiás Celular S.A., Telems Celular S.A., Telemat Celular S.A., Teleacre Celular S.A. and Teleron Celular S.A.), as well as pursuant to the Protocol of Merger and Instrument of Justification entered into on August 15, 2005, TCP, which held goodwill relating to the purchase of TCO and goodwill relating to the preferred shares that were purchased in the Public Tender Offer for shares of TCO, carried out by TCP on October 8, 2004, assigned to TCO its rights over the goodwill special reserves that were transferred to the companies controlled by TCO in connection with the restructuring transactions referred to above, becoming a creditor of TCO and therefore having the right to use such credits in capital increases of TCO. In face of the merger of shares of TCO into TCP, by means of which TCO shall become a wholly-owned subsidiary of TCP, TCP shall keep its right to capitalize such credits resulting from the goodwill special reserve in TCO, so long as it complies with the preemptive right of the other shareholders of said company, pursuant to article 16 of CVM Instruction 319/99.

5.4.2	TLE. Pursuant to the Protocol of Merger of Shares and Instrument of Justification entered into by TLE and its controlling companies, Telebahia Celular S.A. (“Telebahia”) and Telergipe Celular S.A. (“Telergipe”), on November 13, 2000, Iberoleste Participações S.A., controlling company of TLE at that time, later succeeded by Sudestecel Participações Ltda., assigned to TLE its rights over the goodwill special reserves transferred to Telebahia and Telergipe, pursuant to the Protocol of Partial Spin-Off and Merger and Instrument of Justification entered into by Tele Leste, Telebahia and Telergipe. TLE would then have the right to use such credits in capital increases, so long as the tax benefit relating to the amortization of the respective deferred assets represented an effective decrease in the taxes paid by Telebahia and Telergipe (as set forth in the second paragraph of the article 7 of the referred CVM Instruction No. 319/99). Accordingly, TLE, in its capacity as the sole shareholder of Telebahia and Telergipe, acquired the right to use such reserves in capital increases, by means of the subscription of new shares issued by said operating companies. On account of the assignment of rights over the goodwill special reserves, Iberoleste Participações S.A. became, at that time, a creditor of TLE in the same amount, being able to use such credits in capital increases of TLE, respecting the preemptive rights to be given to the other shareholders of the referred company, pursuant to article 16 of the CVM Instruction 319/99. In view of the merger of TLE into TCP, the surviving company shall succeed TLE in all its rights and obligations. Consequently, Sudestecel (successor of Iberoleste) will acquire the right to use such credits in capital increases of TCP, respecting the preemptive rights to be given to the other shareholders of the referred company, pursuant to article 16 of the CVM Instruction 319/99.

5.4.3	CRTPart. Pursuant to the Protocol of Merger of Shares and Instrument of Justification entered into by CRTPart and its controlling company, Celular CRT

S.A., on August 15, 2005, Avista Participações Ltda. acquired the right to merge into the capital stock of CRTPart the goodwill special reserve resulting from the purchase of shares of CRTPart in the Public Tender Offer of CRTPart carried out on October 8, 2004, so long as it was used, as a tax benefit arising from the amortization of the deferred asset by CRTPart, in compliance with the provisions of the second paragraph of the referred article 7 of CVM Instruction No. 319/99 and assuring preemptive rights to the other shareholders of CRTPart. In view of the merger of CRTPart into TCP, the surviving company shall succeed CRTPart in all its rights and obligations. Consequently, Avista Participações Ltda. will acquire the right to use such credits in capital increases of TCP, respecting the preemptive rights to be given to the other shareholders of the referred company, pursuant to article 16 of the CVM Instruction 319/99.

And, in witness whereof, the parties execute six (06) counterparts of this instrument in the presence of the two witnesses below.

São Paulo, December 4, 2005.

TELESP CELULAR PARTICIPAÇÕES S.A.

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

CELULAR CRT PARTICIPAÇÕES S.A.

Witnesses:

1.

2.